Exhibit 10.4

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (the “Guaranty”) is made as of November ___, 2012, by ActiveCare, Inc. a Delaware corporation (“Guarantor”), for the benefit of Rapid Medical Response, LLC, a Utah limited liability company (“Rapid”), Orbit Medical Response, LLC, a Utah limited liability company (“Orbit”), and Green Wire, LLC, a Utah limited liability company (“Green Wire,” with each of Rapid, Orbit and Green Wire a “Seller”, and collectively, the “Sellers”).  Guarantor and the Sellers are individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, GWire Corporation, a Utah corporation (“Buyer”), and Guarantor have entered into an Asset Purchase Agreement dated concurrently herewith (the “Purchase Agreement”) with the Sellers relating to the purchase of assets and assumption of liabilities of the Sellers;

WHEREAS, pursuant to the Purchase Agreement, Buyer has issued  Secured Promissory Notes with an aggregate principal amount of $2,690,181 (the “Secured Notes”) to the Sellers; and

WHEREAS, Buyer is a wholly owned subsidiary of Guarantor;

WHEREAS, Guarantor is willing to enter into this Guaranty to guarantee certain obligations of the Buyer under the Purchase Agreement and the Secured Notes.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties hereto agree as follows:

1. Guaranty.  Guarantor hereby irrevocably, absolutely and unconditionally guarantees the prompt payment of all obligations of Buyer under the Purchase Agreement and under the Secured Notes, including without limitation the Assumed Liabilities, whether now existing or hereafter created or arising, whether voluntary or involuntary and however arising, absolute or contingent, liquidated or unliquidated, determined or undetermined (collectively, the “Obligations”).  This Guaranty shall remain in full force and effect until all Obligations shall have been fully paid or performed.

2. Independent and Primary Obligation. The obligations of Guarantor under this Guaranty are independent of the obligations of Buyer, and a separate action or actions may be brought and prosecuted against Guarantor whether or not an action is brought against Buyer and whether or not Buyer is joined in any such action.  This Guaranty represents the primary obligation of Guarantor.  Guarantor waives any right to require the Sellers to proceed against Buyer or any other party or to pursue any other remedy in Sellers’ power whatsoever.

3. Dissolution or Insolvency of Guarantor.  The dissolution or adjudication of bankruptcy of Guarantor shall not revoke this Guaranty, except upon actual receipt of written notice thereof by the Sellers and only prospectively, as to future transactions.

4. Guarantor’s Representations and Warranties.  Guarantor represents and warrants to the Sellers that (i) Guarantor is a Delaware corporation duly organized and existing in good standing and has full power and authority to make and deliver this Guaranty; (ii) the execution, delivery and performance of this Guaranty by Guarantor have been duly authorized by all necessary action and do not and will not violate the provisions of, or constitute a default under, any presently applicable law or its charter documents or bylaws or any agreement presently binding on it; (iii) this Guaranty has been duly executed and delivered by the authorized officers of Guarantor and constitutes its lawful, binding and legally enforceable obligation; and (iv) the authorization, execution, delivery and performance of this Guaranty do not require notification to, registration with, or consent or approval by, any federal, state or local regulatory body or administrative agency.

5. Waivers by Guarantor.  Guarantor will not assert, plead or enforce against the Sellers any defense of waiver, release, discharge or disallowance relating to bankruptcy, any anti-deficiency statute, or unenforceability which may be available to Buyer or any other person liable in respect of any of the Obligations.  Without limiting the foregoing, the liability of Guarantor shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting, Buyer or any of its assets.  Guarantor waives any and all defenses and discharges available to a surety, guarantor or accommodation co-obligor.  This Guaranty shall not be affected by any delay or lack of diligence in the enforcement of the Obligations.

6. No Duties Owed by the Sellers.  Guarantor acknowledges and agrees that the Sellers (i) have not made any representations or warranties with respect to, (ii) does not assume any responsibility to Guarantor for, and (iii) has no duty to provide information to Guarantor regarding, the enforceability of any of the Obligations or the financial condition of Buyer.  Guarantor has independently determined the creditworthiness of Buyer and the enforceability of the Obligations.

7. No Waiver by the Sellers.  No failure on the part of the Sellers to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right by the Sellers.

8. Expenses.  Guarantor will reimburse the Sellers for all costs, expenses and reasonable attorneys’ fees incurred by the Sellers in enforcing this Guaranty.

9. Miscellaneous.  This Guaranty shall be binding upon Guarantor and the successors and assigns of Guarantor and shall inure to the benefit of the Sellers and their successors and assigns.  Any invalidity or unenforceability of any provision or application of this Guaranty shall not affect other lawful provisions and application thereof, and to this end the provisions of this Guaranty are declared to be severable.  This Guaranty shall continue to be effective or shall be reinstated, as the case may be (i) notwithstanding any insolvency, bankruptcy or reorganization of Buyer and (ii) regardless of whether any payment of an Obligation is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of Buyer.  This Guaranty may not be waived, modified, amended, terminated, released or otherwise changed except by a writing signed by Guarantor and the Sellers holding Secured Notes representing a majority of the aggregate face value of all Secured Notes.  This Guaranty shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Utah.  Guarantor’s rights and obligations under this Guaranty may not be assigned without the prior written consent of the the Sellers holding Secured Notes representing a majority of the aggregate face value of all Secured Notes, which consent may be withheld in the sole discretion of such Sellers.

The undersigned hereby agrees to, executes and delivers this Guaranty as of the date first set forth above.

ACTIVECARE, INC., a Delaware corporation

By:
Name:
Its: